EXHIBIT 99.3

For Immediate Release – March 3, 2022

BT BRANDS, INC. ACQUIRES KEEGAN’S SEAFOOD GRILL

WEST FARGO, ND BT BRANDS, INC. (NASDAQ, BTND) announced today that it completed the acquisition of Keegan’s Seafood Grill. Keegan’s Seafood Grill. Keegan’s has served an extensive menu of local seafood favorites in the Indian Rocks, Florida community near Clearwater, Florida, for more than 35 years. Commenting on the acquisition, CEO Gary Copperud noted, “the Keegan’s purchase is expected to exceed our target returns and is an excellent initial purchase following our Initial Public Offering in November of last year.”

About BT Brands Restaurants Inc.: BT Brands Restaurants Inc. (BTBD) owns operates fast-food restaurants called Burger Time. Following its November 2021 public offering, the Company is seeking acquisitions within the restaurant industry. The Company also operates one unit in Minnesota as a franchisee of International Dairy Queen. The Company operates three Burger Time locations in Minnesota, four in North Dakota, and two in South Dakota.

Forward-Looking Statements Disclaimer:

This press release contains forward-looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from COVID-19 pandemic and the impact of the pandemic on our results of operations, financial condition, and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local government actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of the BT Brands’ Annual Report on Form 10-K for the fiscal year ended January 3, 2021, filed with the SEC, and other filings with the SEC. BT Brands disclaims any obligation or duty to update or modify these forward-looking statements.